RALPH E. DAVIS ASSOCIATES, INC.

Exhibit 23.1

CONSENT OF RALPH E. DAVIS ASSOCIATES, INC.

We hereby consent to the use of the name "Ralph E. Davis Associates, Inc." and of references to Ralph E. Davis Associates, Inc. and to the inclusion of and references to our report, or information contained therein, dated November 29, 2005, prepared for Cadence Resources Corporation in the Annual Report on Form 10-KSB of Cadence Resources Corporation for the filing dated on or about December 28, 2005.

Houston, Texas
December 28, 2005

RALPH E. DAVIS ASSOCIATES, INC.

Joseph Mustacchia, Jr.

Joseph Mustacchia, Jr.
Executive Vice-President

1717 St. James Place, Suite 460 Houston, Texas 77056 Office 713-622-8955 Fax 713-626-3664 www.ralphedavis.com
Worldwide Energy Consultants Since 1924